Exhibit 99.1

ECD Auto Design Reports First Quarter 2024 Financial Results; Revenues Increase 207% to Record $8.3 Million

Q1 2024 Gross Margin Expands Significantly to 30.1%, Drives Adjusted EBITDA of $0.4 Million

Company’s Reaffirms Full Year 2024 Revenue Guidance of $33.0 Million

KISSIMMEE, FL / Globe Newswire / June 27, 2024 - ECD Auto Design (Nasdaq: ECDA) (“ECD” or the “Company”), the world’s largest Land Rover and Jaguar restoration company known for its custom luxury builds, including bespoke Defenders, Range Rovers, Jaguar E-Types, Ford Mustangs and Toyota FJs, announced today its financial results for the first quarter ended March 31, 2024.

Company Highlights

●	Revenues increased 207% to $8.3 million in the first quarter of 2024, compared to $2.7 million in the same year-ago quarter

●	Gross profit increased significantly to $2.5 million in the first quarter of 2024, compared to $0.3 million in the same year-ago quarter

●	Gross margin increased to 30.1% in the first quarter of 2024, compared to 10.4% in the same year-ago quarter

●	Net loss was $1.6 million in the first quarter of 2024, compared to a net loss of $1.1 million in same year-ago quarter

●	Adjusted EBITDA (a non-GAAP financial measure) improved $1.4 million to $0.4 million in the first quarter of 2024, compared to Adjusted EBITDA of $(0.9) million in the same year-ago quarter

●	Added classic American muscle cars through our acquisition of Brand New Muscle Car and classic Toyota FJs to the Company’s product lineup through a licensing agreement with Black Dog Trading

Management Commentary

“The momentum we established in 2023 continued into the first quarter of 2024, evidenced by our 207% increase in revenues to a record $8.3 million and significantly expanded gross margin of 30.1%, which is among industry leaders like Ferrari and other luxury auto brands,” Scott Wallace, CEO & Founder of ECD. “As we move ahead, we will continue scaling our existing footprint to maximize the business model, while also looking at growth opportunities in the larger classic car ecosystem. Already in 2024, we have added opportunities to expand our classic car product line through the acquisition of assets of ‘Brand New Muscle Car’, adding classic Mustangs, and a licensing agreement with ‘Black Dog Trading’, which added classic Toyota FJs. Not only are these opportunities important to our growth plans, but they provide us the ability to maximize our existing manufacturing footprint and scale in a capital efficient manner.

“To give some context on the opportunity in front of ECD, we estimate that the classic car ecosystem represents a $15 billion market, encompassing manufacturing, storage, brokerage and financial services. As we fill the factory, build out our product base and leverage our respected brand, we will aim to expand our offerings beyond manufacturing in the resto-mod industry, and ultimately, become the trusted luxury auto partner at all phases of ownership for customers.”

Full Year 2024 Guidance

The Company is reaffirming their guidance and expects 2024 revenue to be $33.0 million, representing an increase of approximately 108% when compared to revenue of $15.1 million in 2023.

Financial Results

Revenue increased 207% to a record $8.3 million in the first quarter of 2024, compared to $2.7 million in the first quarter of 2023. The increase was primarily due to a higher average selling price per vehicle by $63,071, as well as increased production due to efficiency improvements.

First quarter 2024 gross profit increased significantly to $2.5 million, or 30.1% of revenue, compared to $0.3 million, or 10.4% or revenue in the first quarter of 2023.

Operating expenses were $2.5 million in the first quarter 2024, compared to $1.4 million in the first quarter 2023. The increase in operating expenses was primarily due to higher general and administrative expenses related to the Company’s growth and expansion of operations, as well as ongoing costs related to being a public company.

Operating loss improved to $0.1 million, compared to an operating loss of $1.1 million in the first quarter of 2023. The improvement was primarily due to a higher average selling price per vehicle, improved gross margins due to a decrease in per truck material costs and efficiencies in the build process.

Net loss for the first quarter 2024 was $1.6 million, or $(0.03) per diluted share, compared to a net loss of $1.1 million, or $(0.05) per diluted share in the first quarter of 2023. The change in net loss was primarily the result of interest expense affiliated with a convertible note.

Adjusted EBITDA improved $1.4 million to $0.4 million in the first quarter 2024, compared to Adjusted EBITDA of $(0.9) million in the first quarter of 2023.

Cash and equivalents on March 31, 2024 were $5.6 million, as compared to $8.1 million on December 31, 2023.

About ECD Auto Design

ECD (NASDAQ: ECDA) is a creator of restored luxury vehicles that combines classic English beauty with modern performance. Currently, ECD restores Land Rovers Defenders, Land Rover Series IIA, the Range Rover Classic, the Jaguar E-Type and we have recently added the Ford Mustang and classic Toyota FJs. Each vehicle produced by ECD is fully bespoke, a one-off that is designed by the client through an immersive luxury design experience and hand-built from the ground up in 2,200 hours by master-certified Automotive Service Excellence ("ASE") craftsmen. The company was founded in 2013 by three British "gear heads' whose passion for classic vehicles is the driving force behind exceptionally high standards for quality, custom luxury vehicles. ECD's global headquarters, known as the "Rover Dome," is a 100,000-square-foot facility located in Kissimmee, Florida that is home to 89 talented craftsmen and technicians, who hold a combined 69 ASE and four master level certifications. ECD has an affiliated logistics center in the U.K. where its seven employees work to source and transport 25-year-old work vehicles back to the U.S. for restoration. For more information, visit www.ecdautodesign.com.

About Non-GAAP Financial Measures

The Company believes that EBITDA (earnings before interest, taxes, depreciation and amortization) is useful to investors because it is commonly used to evaluate companies on the basis of operating performance and leverage.

EBITDA is not intended to represent cash flows for the periods presented, nor have they been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In accordance with SEC Regulation G, the non-GAAP measurements in this press release have been reconciled to the nearest GAAP measurement, which can be viewed under the heading “Reconciliation of Net Income (loss) from Operations to EBITDA” in the financial tables included in this press release.

Cautionary Note Regarding Forward-Looking Statements

This press release includes express or implied statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Forward-looking statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance and may contain projections of our future results of operations or of our financial information or state other forward-looking information. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “attempting,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words.

Investor Relations

Brian M. Prenoveau, CFA
MZ Group – MZ North America
ECDA@mzgroup.us
561 489 5315

ECD AUTOMOTIVE DESIGN, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2024	2023

Revenue	$8,308,039	$2,707,326
Cost of goods sold (exclusive of depreciation expense shown below)	5,831,100	2,403,234
Gross profit	2,476,939	304,092

Operating expenses
Advertising and marketing expenses	343,409	105,220
General and administrative expenses	2,176,945	1,316,507
Depreciation expense	47,654	27,308
Total operating expenses	2,568,008	1,449,035

Income (loss) from operations	(91,069)	(1,144,943)

Other income (expense)
Interest expense	(970,777)	-
Foreign exchange loss	(4,704)	-
Other income (expense), net	48,526	22,377
Total other (expense) income, net	(926,955)	22,377

Loss before income taxes	(1,018,024)	(1,122,566)
Income tax expense	(532,280)	-
Net loss	$(1,550,304)	$(1,122,566)

Net loss per common share, basic and diluted	$(0.05)	$(0.05)
Weighted average number of common shares outstanding, basic and diluted	31,896,640	24,000,000

ECD AUTOMOTIVE DESIGN, INC

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2024	2023

ASSETS
Current assets:
Cash and cash equivalents	$5,560,321	$8,134,211
Inventories	10,914,086	11,799,304
Prepaid and other current assets	346,657	34,006
Total current assets	16,821,064	19,967,521

Property and equipment, net	981,801	968,677
Deferred tax asset	-	515,444
Right-to-use asset	3,675,559	3,763,294
Deposit	77,686	77,686
TOTAL ASSETS	$21,556,110	$25,292,622

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$995,777	$768,808
Accrued expenses	1,330,255	687,000
Deferred revenue	13,983,645	17,596,512
Deferred tax liability	16,836	-
Lease liability, current	324,791	314,903
Other payable	1,465,098	1,533,815
Total current liabilities	18,116,402	20,901,038

Lease liability, non-current	3,641,602	3,727,182
Convertible note, net of debt discount	11,117,460	10,683,452
Total liabilities	32,875,464	35,310,993

Redeemable preferred stock, $0.0001 par value, 20,000,000 authorized shares; 25,000 shares issued and outstanding as of March 31, 2024 and December 31, 2023	3	3

Stockholders’ deficit:
Common stock, $0.0001 par value, 1,000,000,000 authorized shares; 31,899,662 shares and 31,874,662 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	3,190	3,187
Additional paid-in capital	249,997	-
Accumulated deficit	(11,572,544)	(10,022,240)
Total Stockholders’ Deficit	(11,319,357)	(10,019,053)
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$21,556,110	$25,292,622

Non-GAAP Reconciliation - Reconciliation of Net Income (loss) to Adjusted EBITDA

	For the three months ended
	March 31,
	2024	2023
Net loss	$(1,550,304)	$(1,122,566)
Excluding:
Interest expense, net	970,777	-
Income tax (benefit) expense	532,280	-
Non-recurring fees	408,936	210,099
Equity compensation expense	80,000	-
Other (income) expense, net	(48,526)	(22,377)
Foreign exchange loss	4,704	-
Depreciation	47,654	27,308
Adjusted EBITDA	445,521	(907,536)